EXHIBIT 10.1

EXECUTION VERSION

AGREEMENT
This Agreement (this “Agreement”) is made and entered into as of February 21, 2022, by and among Humana Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).
RECITALS
WHEREAS, the Company and Starboard have engaged in discussions and communications concerning the Company’s business, financial performance and strategic plans;
WHEREAS, as of the date hereof, Starboard has beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) of 1,000,000 shares of Company’s common stock, par value $0.16 2/3 per share (the “Common Shares”), including 525,000 Common Shares underlying certain forward purchase contracts; and
WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the addition of a new independent member to the Company’s board of directors (the “Board”) and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1. Board Appointment and Related Agreements
(a)
(i) The Company and Starboard shall act in good faith to mutually agree (x) as promptly as practicable after the date hereof but prior to March 5, 2022,  upon a first Qualified Independent Candidate (as defined below) for appointment to the Board (such first agreed Qualified Independent Candidate, the “First Agreed Appointee”) and (y) as promptly as practicable after the  Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”),  upon a second Qualified Independent Candidate for appointment to the Board (such second agreed Qualified Independent Candidate, the “Second Agreed Appointee,” and together with the First Agreed Appointee, the “Agreed Appointees”).   For an individual to be a “Qualified Independent Candidate,” such individual shall (A) have submitted to the Company (1) a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation (including an authorization form to conduct a background check, a representation agreement, consent to be named as a director in the Company’s proxy statement (if applicable) and certain other agreements) required by the Company in connection with the appointment or election of Board members, and (2) a written representation that such person, if appointed or elected as a director of the Company, would be in compliance, and will comply with, all applicable publicly disclosed confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Company that have been provided to such person prior to such date, (B) be independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of any other company shall not (in and of itself) cause such person not to be deemed independent of Starboard), (C) qualify as independent director of the Company pursuant to New York Stock Exchange (“NYSE”) listing standards, and (D) have the relevant financial and business experience to be a director of the Company (in the case of the matters set forth in clauses  (B) through (D), as reasonably determined by the Nominating, Governance & Sustainability Committee of the Board (the “Governance Committee”).
(ii) If the Parties agree on a First Agreed Appointee prior to 5:00 P.M. Eastern Time on the later of March 5, 2022 and the second day prior to the date the Company files with the Securities and Exchange Commission the Company’s definitive proxy statement for its 2022 Annual Meeting  (such time on such later date, the “Proxy Statement Deadline”), then, (x) as promptly as practicable thereafter, the Board and all applicable committees of the Board shall take all necessary actions to appoint the First Agreed Appointee to the Board, and (y) provided that the First Agreed Appointee is able and willing to continue to serve on the Board, the Company shall include the First Agreed Appointee in the Company’s slate of recommended nominees standing for election at the 2022 Annual Meeting and shall recommend, support and solicit proxies for the election of the First Agreed Appointee at the 2022 Annual Meeting in the same manner as for the Company’s other nominees at the 2022 Annual Meeting. If the Parties fail to agree on a First Agreed Appointee prior to the Proxy Statement Deadline, than, as promptly as practicable after the 2022 Annual Meeting, the Parties shall work in good faith to mutually agree upon a First Agreed Appointee and once agreed upon by the Parties, the Board and all applicable committees of the Board shall take all necessary actions to immediately appoint the First Agreed Appointee to the Board.
(iii) As promptly as practicable after the Parties agree on the Second Agreed Appointee, the Board and all applicable committees of the Board shall take all necessary actions to immediately appoint the Second Agreed Appointee to the Board.
(iv) If any Agreed Appointee (or any replacement thereof pursuant to this section) is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Standstill Period (as defined below), and at such time Starboard has beneficial ownership of (as determined under Rule 13d-3 promulgated under the Exchange Act), or aggregate economic exposure to, at least the lesser of 0.4% of the Company’s then outstanding Common Shares and 506,534 Common Shares (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), the Parties shall work in good faith to promptly mutually agree upon a replacement Qualified Independent Candidate for appointment to the Board (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Director”), and once agreed upon by the Parties, the Board and all applicable committees of the Board shall take all necessary actions to immediately appoint the Replacement Director to the Board. Upon such Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Director to any applicable committee of the Board of which the Agreed Appointee was a member immediately prior to such director’s resignation or removal or, if the Board or the applicable committee of the Board determines that the Replacement Director does not satisfy the requirements of the NYSE and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board.
(v) The Company agrees that the Agreed Appointees (and any Replacement Directors) shall be given the same due consideration for membership to committees of the Board as any other independent director.
(vi)  The Company agrees that (x) one of the members of the Board as of the date hereof to be selected by the Governance Committee shall not be included in the Company’s slate of recommended nominees standing for election at the 2022 Annual Meeting and (y) a second member of the Board as of the date hereof to be selected by the Governance Committee shall not be included in the Company’s slate of recommended nominees standing for election at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”).
(b) Additional Agreements.
(i) Starboard shall comply, and shall cause each of its controlled Affiliates and Associates (collectively, “Covered Persons”) to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Covered Person. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.
(ii) During the Standstill Period, except as otherwise provided herein, Starboard shall not, and shall cause each of its Covered Persons not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, or any stockholder action by written consent, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, or any stockholder action by written consent, or (C) initiate, encourage or participate in any solicitation of proxies or consents, “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders, or any stockholder action by written consent. Starboard shall not publicly or privately encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(b)(ii).
(iii) Starboard shall appear in person or by proxy at the 2022 Annual Meeting and vote all Common Shares beneficially owned by Starboard at the 2022 Annual Meeting (A) in favor of all of the Company’s nominees, (B) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal presented at the 2022 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s “say-on-pay” proposal or any other Company proposal or stockholder proposal presented at the 2022 Annual Meeting (other than proposals relating to the election or removal of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. Starboard further agrees that it will (x) appear in person or by proxy at any special meeting of the Company’s stockholders held during the Standstill Period and vote all Common Shares beneficially owned by Starboard as of the record date at such meeting, and (y) execute valid written consents with respect to all Common Shares beneficially owned by Starboard as of the record date in any stockholder action by written consent during the Standstill Period, in the case of each of (x) and (y) in accordance with the Board’s recommendation on any proposal relating to the appointment, election or removal of director(s). For the avoidance of doubt, Starboard shall be permitted to vote in its discretion on any proposal of the Company in respect of any extraordinary transaction, including any merger, acquisition, amalgamation, tender offer, exchange offer, recapitalization, restructuring, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company or any of its subsidiaries or that would result in (i) any person becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company entering into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities.
(iv) Starboard acknowledges that all directors (including the Agreed Appointees and any Replacement Directors) are (A) governed by, and required to comply with, all policies, procedures, codes, rules, standards and guidelines applicable to all members of the Board and (B) required to keep confidential all Company confidential information and not disclose to any third parties (including Starboard) any such Company confidential information.
(v) The Company agrees that the Board and all applicable committees of the Board shall take all necessary actions, effective no later than immediately following the appointment of each Agreed Appointee, to determine, in connection with his or her initial appointment as a director and nomination by the Company at the 2022 Annual Meeting, as applicable, that such Agreed Appointee is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control” or any similar term under the Company’s incentive plans, options plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, or indentures, including, without limitation, the Company’s 2011 Stock Incentive Plan, Deferred Compensation Plan, or the Amended and Restated Employment Agreement with Bruce Broussard, or any other related plans or agreements that refer to any such plan or agreement’s definition of “Change in Control” or any similar term) and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under such incentive plans, options plans, employment agreements, loan agreements or indentures of the Company, including, without limitation, any retention plan, severance plan, change-in-control severance plan, or the Company’s 2011 Stock Incentive Plan, Deferred Compensation Plan, or the Amended and Restated Employment Agreement with Bruce Broussard.
2. Standstill Provisions
(a) Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2023 Annual Meeting pursuant to the Company’s By-Laws or (y) the date that is ninety  (90) days prior to the first anniversary of the 2022 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each Covered Person not to, in each case directly or indirectly, in any manner:
(i) engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seek to call a special meeting of stockholders, or any action by written consent), in each case, with respect to any securities of the Company;
(ii) form, join or in any way knowingly participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound in writing by the terms and conditions of this Agreement;
(iii) deposit any Common Shares in any voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of any Common Shares, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;
(iv) seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s), proxies or consents in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek, knowingly encourage or take any other action with respect to the appointment, election or removal of any directors, except as permitted under Section 1(a); provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2023 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company, are not publicly disclosed by Starboard or its representatives, Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;
(v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any stockholder action by written consent, (B) make any offer or proposal (with or without conditions) with respect to any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or knowingly publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, takeover offer, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party (provided that this clause (D) shall not prevent such public comment after such proposal has become generally known to the public other than as a result of a disclosure by Starboard), or (E) call or seek to call a special meeting of stockholders, or initiate or participate in any stockholder action by written consent;
(vi) seek, alone or in concert with others, representation on the Board, except as specifically provided in Section 1;
(vii) advise, knowingly encourage, knowingly support or knowingly influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders or any stockholder action by written consent, except in accordance with Section 1; or
(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.
(b) Except as expressly provided in Section 1 or Section 2(a), Starboard shall be entitled to (i) vote the Common Shares that it beneficially owns as it determines in its sole discretion and (ii) disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company on any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.
(c) Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by an Agreed Appointee or a Replacement Director of such persons’ fiduciary duties solely in such person’s capacity as a director of the Company and in a manner consistent with such person’s and Starboard’s obligations under this Agreement.
3. Representations and Warranties of the Company.
The Company represents and warrants to Starboard that (A) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (B) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (C) as of the date of this Agreement, the Board is comprised of thirteen (13) directors, and (D) the execution, delivery and performance of this Agreement by the Company does not and will not (1) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.
4. Representations and Warranties of Starboard.
Starboard represents and warrants to the Company that (A) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (B) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation of Starboard, and is enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (C) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (D) the execution, delivery and performance of this Agreement by Starboard does not and will not (1) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (E) as of the date of this Agreement, Starboard beneficially owns (as determined under Rule 13d-3 promulgated under the Exchange Act) an interest in 1,000,000 Common Shares, including 525,000 Common Shares underlying certain forward purchase contracts, (F) as of the date hereof, and except as set forth in clause (E) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities or assets of the Company or its Affiliates (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or assets or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Shares or any other class or series of the Company’s stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Shares, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (G) Starboard has not directly or indirectly, compensated or agreed to compensate, and will not, directly or indirectly, compensate or agree to compensate any director or director nominee of the Company for his or her respective service as a director of the Company, including the Agreed Appointees, with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard for compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.
5. Press Release.
Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby except as required by law or the rules of any stock exchange, or with the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or the rules of any stock exchange.
6. Specific Performance.
Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.
7. Expenses.
The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company through the date of this Agreement, including, but not limited to, the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $75,000 in the aggregate.
8. Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
9. Notices.
Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (A) upon receipt, when delivered personally; (B) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (C) two (2) business days after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company, to:

Humana Inc. 500 West Main Street Louisville, Kentucky 40202
Attention: Joseph C. Ventura

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza New York, NY 10004

Attention:	Warren de Wied
Philip Richter
Brian T. Mangino
Facsimile:	(212) 859-4000
E-mail:	warren.dewied@friedfrank.com
philip.richter@friedfrank.com
brian.mangino@friedfrank.com

If to Starboard or any member thereof, to:

Starboard Value LP 777 Third Avenue, 18th Floor New York, New York 10017
Attention:	Jeffrey C. Smith
Peter A. Feld
Facsimile:	(212) 845-7989
Email:	jsmith@starboardvalue.com
pfeld@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019
Attention:	Steve Wolosky, Esq.
Andrew Freedman, Esq.
Facsimile:	(212) 451-2222
Email:	swolosky@olshanlaw.com
afreedman@olshanlaw.com
10.	Applicable Law.
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable legal requirements, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
11.	Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
12.	Mutual Non-Disparagement.
Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, controlled affiliates, successors, assigns, partners, members, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, controlled affiliates, successors, assigns, partners, members, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, partners, members, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current officer or director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.
13.	Securities Laws.
Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
14.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.
This Agreement (including its exhibits) contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except the Company’s obligation under Section 1(a)(vi)(y), which shall survive such termination until the 2023 Annual Meeting, and the provisions of Sections 6, 9, 10, 13 and 14, which shall survive such termination; provided, however, that any Party may bring an action following such termination alleging a breach of this Agreement occurring prior to the end of the Standstill Period (or in the case of the Company’s obligation under Section 1(a)(vi)(y), alleging a breach of this Agreement occurring prior to the 2023 Annual Meeting).
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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first set forth above.
THE COMPANY:
HUMANA INC.

By:	/s/ JOSEPH VENTURA
Name: Joseph Ventura
Title: Chief Legal Officer

STARBOARD:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD By: Starboard Value LP, its investment manager	STARBOARD VALUE L LP By: Starboard Value R GP LLC, its general partner

STARBOARD VALUE AND OPPORTUNITY S LLC By: Starboard Value LP, its manager	STARBOARD X MASTER FUND LTD By: Starboard Value LP, its investment manager

STARBOARD VALUE AND OPPORTUNITY C LP By: Starboard Value R LP, its general partner	STARBOARD VALUE LP By: Starboard Value GP LLC, its general partner

STARBOARD VALUE R LP By: Starboard Value R GP LLC, its general partner	STARBOARD VALUE GP LLC By: Starboard Principal Co LP, its member

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP By: Starboard Value L LP, its general partner	STARBOARD PRINCIPAL CO LP By: Starboard Principal Co GP LLC, its general partner
STARBOARD PRINCIPAL CO GP LLC STARBOARD VALUE R GP LLC

By:	/s/ JEFFREY C. SMITH
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

[Signature Page to Agreement by and among Humana and Starboard]

EXHIBIT A

PRESS RELEASE